Exhibit 10.5

THE DUN & BRADSTREET CORPORATION
KEY EMPLOYEES’ NONQUALIFIED
DEFERRED COMPENSATION PLAN
Amended and Restated effective January 1, 2017

THE DUN & BRADSTREET CORPORATION
KEY EMPLOYEES’ NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, The Dun & Bradstreet Corporation (“Company”) desires to continue its plan whereby a select group of management or highly compensated employees of the Company and certain related entities may elect to defer all or a portion of their salary and any incentive payments as deferred compensation; and

WHEREAS, the Company intends the plan to be considered an unfunded and unsecured nonqualified deferred compensation plan maintained primarily to provide retirement income for members of a select group of management or highly compensated employees of the Company and certain related entities for income tax purposes and as described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which became effective on January 1, 2005, applies to certain deferred compensation;

WHEREAS, The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan (the “Plan”) was initially approved and adopted effective as of May 1, 2002 and has been administered in accordance with Code Section 409A since January 1, 2005;

WHEREAS, the Company treats all amounts deferred under the Plan as subject to, and not grandfathered for purposes of, Code Section 409A;

WHEREAS, the Plan was amended and restated effective January 1, 2009, to comply with Code Section 409A (the “2009 Restatement”);

WHEREAS, the Plan has been amended from time to time subsequent to the 2009 Restatement;

WHEREAS, this document incorporates all amendments made to the Plan subsequent to the 2009 Restatement and makes certain clarifications to the terms of the Plan.

NOW, THEREFORE, the Plan is hereby amended and restated effective January 1, 2017.

ARTICLE I
Definitions
Whenever the following terms are used in this Plan, except where the context clearly indicates otherwise, such terms shall have the meaning as hereinafter set forth in the Sections of this Article I:

Section 1.1. “Beneficiary” or “Beneficiaries” means the person or persons to whom the share of a deceased Participant’s Deferred Compensation Account is payable, as provided under the Plan. In the absence of a designation of a Beneficiary, the estate of the deceased Participant shall be the Beneficiary. A Beneficiary shall have no rights hereunder during the Participant’s lifetime.

Section 1.2. “Board” means the Board of Directors of The Dun & Bradstreet Corporation.

Section 1.3. “Change in Control” of the Company means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Section 409A:

(a)    any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, but only if such person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;

(b)    a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c)    any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or

(d)    any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.

Section 1.4. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.5. “Committee” means the Compensation & Benefits Committee of the Board or its delegated and authorized representative which is responsible for the administration of the Plan. The Company’s Plan Administration Committee is currently the delegated and authorized representative of the Compensation & Benefits Committee of the Board responsible for the administration of the Plan and is subject to change from time to time without further amendment to the plan.

Section 1.6. “Company” means The Dun & Bradstreet Corporation, a Delaware corporation, or any successor corporation thereto.

Section 1.7. “Deferral Election” means the election form, whether by hard copy or electronic medium, as determined by the Committee, whereby an Employee elects to defer a percentage of his Salary and/or Incentive Payment.

Section 1.8. “Deferral Period” means the period of time provided in the Participant’s Payment Option Election whereby a Participant elects to defer the receipt of Salary and/or Incentive Payment pursuant to the terms of this Plan. A Participant may elect a Deferral Period that ends on the earlier of the Participant’s Separation from Service or the Participant’s Disability. Alternatively, a Participant may elect a Scheduled In-Service Distribution. If a Participant elects a Scheduled In-Service Distribution, the Deferral Period will end on the earliest of the year specified by the Participant for the Scheduled-In Service Distribution, the Participant’s Separation from Service, or the Participant’s Disability; the year specified by the Participant for the Scheduled In-Service Distribution must be at least three years after the year to which the deferral election applies (e.g., if the deferral election applies to Salary earned in 2017, the year specified for the Scheduled In-Service Distribution must be no learlier than 2020).

Section 1.9. “Deferred Compensation Account” or “Account” means with respect to a Participant, the separate bookkeeping account used to record the amount of the Salary and/or Incentive Payment deferred by a Participant for a calendar year, plus the deemed earnings or losses, if any, calculated thereon.

Section 1.10. A Participant shall have a “Disability” or be “Disabled” on the date on which the Participant is determined to be totally disabled by the Social Security Administration.

Section 1.11. “Effective Date” means May 1, 2002, the date as of which this Plan was initially effective. This document reflects the provisions of the Plan in effect on and after January 1, 2017. In particular, and not by way of limitation, (i) this document governs deferral elections and related elections as to the time and form of payment with respect to Salary earned for services performed on and after January 1, 2017, and Incentive Payments earned for annual performance periods commencing on or after January 1, 2017, and (ii) this document governs the times and forms of payment for all amounts payable under the Plan on and after January 1, 2017, but makes no substantive changes to the times and forms of payment and related elections for Salary earned for services performed prior to January 1, 2017, and Incentive Payments earned for annual performance periods commencing prior to January 1, 2017.

Section 1.12. “Employee” means (i) a member of the select group of management or highly compensated employees of the Employer whom the Compensation & Benefits Committee of the Board selects for participation in the Employer’s long-term incentive compensation program for a calendar year, (ii) whose full-time work location is within the United States, and (iii) whose wages are (A) paid in United States dollars on the regular payroll of an Employer that maintains its primary place of business in the United States and (B) reported by that Employer on IRS Form W-2.

Section 1.13. “Employer” means one or more of the Company and any related entities that would be considered a single employer under Code Section 414(b) or (c). An eighty percent (80%) ownership threshold shall be applied for identifying related entities that are Employers for all purposes under this Plan.

Section 1.14. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 1.15. “Fund” or “Funds” means one or more investment funds selected by the Committee pursuant to Article IV in which Salary and/or Incentive Payments deferred by the Participant shall be deemed invested.

Section 1.16. “Incentive Payment” means the annual bonus earned by an Employee under the Employer’s annual bonus program for services during a calendar year and paid by the Employer in cash in United States dollars (or in other currency as provided in Section 3.4) in the immediately following calendar year, less any amounts deducted from such annual bonus as specified in Section 3.7.

Section 1.17. “Participant” means an Employee who becomes a Participant pursuant to Articles II and III hereof.
Section 1.18. “Payment Option Election” means the election form, whether by hard copy or electronic medium, as determined by the Committee, whereby a Participant elects the times and methods in which the payment of his deferred Salary and/or Incentive Payment is to be made.

Section 1.19. “Plan” means The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan as set forth herein, and as further amended or restated from time to time.

Section 1.20. “Plan Year,” “calendar year,” or “year” means the twelve-month period beginning January 1 and ending on December 31.

Section 1.21. “Salary” means the base salary and wages of the Employee paid by the Employer in United States dollars (or in other currency as provided in Section 3.4) during the Plan Year, excluding Incentive Payments, prizes, special awards or other special compensation, commissions, fringe benefits, or reimbursement of expenses, and less any amounts deducted from such base salary and wages as specified in Section 3.7.

Section 1.22. “Scheduled In-Service Distribution” means a distribution pursuant to a Participant’s election to receive a portion of his Account prior to his Separation from Service.

Section 1.23. “Section 409A” means Code Section 409A and the applicable regulations and other guidance of general applicability that are issued thereunder.

Section 1.24. “Separation from Service” means a “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations. A Separation from Service will occur on the date as of which the

Employer reasonably anticipates that no further services will be performed or that the level of bona fide services the Participant will perform (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer, if less than thirty-six (36) months). The terms “terminate employment,” “termination of employment,” and similar terms as used herein mean a Separation from Service.

Section 1.25. “Specified Key Employee” means a Participant who, at the time of his Separation from Service, is a “specified employee,” as defined in Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Committee according to procedures adopted by the Committee applicable to all plans and agreements sponsored by any Employer that are subject to Section 409A.

ARTICLE II

Eligibility For Participation

Section 2.1. Eligibility and Participation.

(a)    Each individual who is an Employee for a calendar year shall be eligible to participate in the Plan by making elections pursuant to Article III for that calendar year. An Employee will become Participant on the date on which an amount is first withheld from his Salary or Incentive Payment pursuant to a Deferral Election submitted by the Employee pursuant to Article III.

(b)    From time to time the Committee may modify, limit or expand the class of employees of the Employer eligible to defer compensation hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of employees.

(c)    There is no guarantee that an individual who is an Employee for a calendar year will continue to be an Employee for any subsequent calendar year. An individual’s status as an Employee shall be determined independently for each calendar year. Cessation of a Participant’s status as an Employee will terminate any Deferral Election of the Participant that is not yet required to become irrevocable in order to be timely under Section 409A but will not affect any Deferral Election of the Participant that has become irrevocable pursuant to Section 3.1, Section 3.2 or Section 3.3 and will not affect any outstanding Payment Option Election of the Participant.

(d)    An individual’s status as a Participant will continue until such time as all deferred amounts to which the Participant is entitled or is expected to become entitled (e.g., a deferral of an Incentive Payment payable in a future year) under the Plan have been paid to the Participant or his Beneficiary.

ARTICLE III

Election to Defer Salary and/or Incentive Payment

Section 3.1. Salary Deferral. Subject to the terms and limitations set forth herein, on or before December 31st of each calendar year (or such earlier date as the Committee may require), each Employee may elect to defer the receipt of a portion of his Salary earned and payable in the subsequent calendar year. The Participant must specify a portion, in increments of five percent (5%) and not to exceed seventy-five percent (75%), of Salary to be deferred. The elected deferral percentage will be reduced as specified in

Section 3.7 to satisfy the Employer’s tax withholding obligations and employee contributions for benefits provided under the Employer’s cafeteria plan.

Section 3.2 Incentive Payment Deferral. Subject to the terms and limitations set forth herein, on or before December 31st of each calendar year (or such earlier date as the Committee may require), an Employee may elect to defer the receipt of all or a portion of his Incentive Payment which is earned in the subsequent calendar year and payable in the first quarter of the second calendar year following the year in which such election is made, excluding any portion of his Incentive Payment applied to satisfy the Employer’s tax withholding obligations and employee contributions for benefits provided under the Employer’s cafeteria plan as specified in Section 3.7. The amount of any Incentive Payment deferred by a Participant hereunder shall be in increments of five percent (5%).

Section 3.3. Initial Eligibility Election. Notwithstanding the election timing specified in Section 3.1 above, if an individual is an Employee on the date on which the individual commences employment with the Employer and thus becomes a Participant on his or her employment commencement date, the Participant shall have the opportunity to execute and deliver a Deferral Election within thirty (30) days after the date he becomes a Participant under which he may elect to defer receipt of a portion of his Salary that is earned and payable in the remainder of that first calendar year but subsequent to the date his Deferral Election is executed and delivered.

Section 3.4. Deferral Election. In order to defer all or a portion of his Salary and/or Incentive Payment, the Employee shall execute a Deferral Election and deliver such election to the Employer no later than the applicable deadline with respect to Salary and/or Incentive Payment, as provided in Sections 3.1, 3.2 and 3.3 above, stating that such Employee elects to defer the receipt of a percentage of such Salary and/or Incentive Payment for a Deferral Period as designated by the Employee. Except as specified in the next sentence, any such Deferral Election will become irrevocable after the applicable deadline specified in Sections 3.1, 3.2 and 3.3 above, regardless of whether the Participant subsequently is paid in a currency other than United States dollars and regardless of whether the Participant’s primary work location subsequently is outside of the United States, although the occurrence of either such event shall cut off any election that has not yet been required to become irrevocable in order to be timely in accordance with Section 409A. However, if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored by the Employer or any affiliate of the Employer and such plan requires that deferrals under such plan be suspended for a period of time following the hardship distribution, the Committee may cancel the Participant’s deferral election under this Plan so that no deferrals shall be made during such suspension period. If an election is cancelled because of a hardship distribution in accordance with the prior sentence, such cancellation shall permanently apply to the deferral election or elections for any Plan Year covered by such suspension period and the Participant will only be eligible to make a new deferral election for the Plan Year that begins after the end of the suspension period pursuant to the rules of Section 3.1 or 3.2.

Where an Employee has ceased to be an Employee, regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes an Employee again, the Employee shall be treated for purposes of this Section 3.4 as being initially eligible to participate in the Plan if he has not been an Employee under this Plan (and has had similar status under another elective account balance plan that may be maintained by the Employer) at any time during the 24-month period ending on the date the Employee again becomes an Employee and the initial eligibility requirements of Treas. Reg. 1.409A-2(a)(7)(ii) are otherwise satisfied.

Section 3.5. Failure to Make a Deferral Election. If a Participant fails to execute and deliver a Deferral Election with respect to Salary and/or Incentive Payment on or before the deadline set forth in the Deferral

Election form, the Participant will be deemed to have elected to defer zero percent (0%) of such Salary and/or Incentive Payment.

Section 3.6. Payment Option Election. Concurrently with the execution of a Deferral Election, each Participant shall execute a Payment Option Election and deliver such election to the Employer by the deadline applicable to the Deferral Election. The Payment Option Election shall apply to the compensation deferred pursuant to the Deferral Election it accompanies, and any associated earnings. If a Participant fails to timely file a Payment Option Election for a Deferral Election, he will be deemed to have elected distribution of the compensation deferred pursuant to the Deferral Election, and any associated earnings, in a lump sum payment upon his Separation from Service. If a Participant elects a Scheduled In-Service Distribution on a Payment Option Election but either fails to specify a distribution year or specifies a distribution year that is earlier than three years after the year to which the deferral election applies, , the Participant will be deemed to have specified a distribution year that is three years after the year to which the deferral election applies (e.g., if the deferral election applies to Salary earned in 2017, the deemed distribution year will be no earlier than 2020). If a Participant fails to elect a form of payment on a Payment Option Election, the Participant will be deemed to have elected a lump sum payment.

Section 3.7. Social Security, Medicare and Other Contributions. The applicable Social Security and Medicare taxes (FICA), other legally imposed fees and taxes and other contributions or payments under the benefits provided under the Employer’s cafeteria plan, which are otherwise due and payable, shall be deducted from the portion of the Salary and/or Incentive Payment not deferred hereunder and thereafter, to the extent necessary, such amounts shall be deducted from the amount of the Salary and/or Incentive Payment deferred hereunder. The Deferral Election applicable to a particular deferral election (or other documentation applicable to such deferral election) shall provide whether and to what extent (if at all) amounts in addition to those specified above will be deducted from the amount of the Salary and/or Incentive Payment deferred hereunder. Any such specifications shall be made in writing no later than the date on which such deferral election becomes irrevocable pursuant to Section 3.1, 3.2, or 3.3 (as applicable), and any amount to be subtracted that is variable shall be permitted to be variable under Section 409A.

ARTICLE IV

Accounts of Participants

Section 4.1. Participants’ Accounts. When an Employee initially becomes a Participant in the Plan, the Employer may, but is not required to, establish on its books and records a bookkeeping account for the Participant known as the Deferred Compensation Account for the amount of the Salary and/or Incentive Payments deferred hereunder, and the deemed earnings or losses, if any, calculated thereon. The Employer shall have the right to establish such bookkeeping accounts and subaccounts as it deems necessary to record the amount of Salary and/or Incentive Payments deferred hereunder for various Deferral Periods. There is no requirement on the part of the Employer to fund any benefits hereunder and the existence of such bookkeeping accounts shall not be deemed to create a trust of any kind.

Section 4.2. Deemed Investment Directions.

(a)    At the time of making a Deferral Election, the Participant shall designate, in the form prescribed by the Committee, the Funds in which the amounts credited to the Participant’s Account with respect to Salary and/or Incentive Payment deferrals pursuant to that Deferral Election will be deemed to be invested for purposes of determining the amount of deemed earnings or losses, if any, to be credited to such Account. In making the designation pursuant to this Section 4.2, the Participant may specify that all or any portion of his Account be deemed to be invested, in whole percentage increments, in one or more of the Funds provided under the Plan as communicated from time to time by the Committee. Any Participant who chooses to have a portion of his Account deemed invested in Company stock must comply with Company policies regarding compliance with Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or any successor to it, Company blackout periods pursuant to the Sarbanes-Oxley Act and Company safeguards against insider trading (including but not limited to blackout periods). Deemed earnings or losses, if any, shall be credited to the Participant’s Account daily. The value of a Participant’s deemed investment in a Fund as of any date shall be determined as if the amount of the deemed investment were an actual investment in such Fund. Effective as of the end of any business day during the Plan Year, a Participant may change the designation made under this Section 4.2(a) by making an election, in the form prescribed by the Committee, prior to 4:00 p.m. EST of such business day. To the extent that a Participant fails to elect a type of investment fund under this Section 4.2(a) for his Account, he shall be deemed to have elected the age appropriate Vanguard Target Retirement Trust fund or such other fund determined by the Committee to be the default deemed investment fund. If a Participant elects investments for more than 100% of the Participant’s Account, the investment elections will be prorated to reduce (after rounding to whole percentages) the Participant’s aggregate investment percentages to 100%.

(b)    The Committee may change from time to time, in its sole and absolute discretion, the Funds that shall constitute the deemed investments and shall communicate such changes to the Participant.

(c)    Nothing contained herein shall be deemed to give any present or former Participant any interest in any specific part of his Account or any interest other than his right to receive distributions in accordance with the provisions of this Plan and the Deferral Election and the Payment Option Election.

(d)    Nothing contained in the Plan shall be deemed a guarantee or assurance by the Employer as to the deemed investment performance of the Funds in which the Participants’ Accounts are deemed invested. The Plan provides only for “phantom” or deemed investments and therefore any earnings, gains, expenses and losses within Participant Accounts are hypothetical and not actual.

Section 4.3. Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account on an annual basis.

Section 4.4. Procedures. The Committee shall establish such further accounting procedures for the purpose of making the valuations and adjustments to the Participants’ Accounts as it deems advisable.

ARTICLE V

Vesting

Section 5.1. Vesting of Account. A Participant shall at all times be one hundred percent (100%) vested in amounts credited to his Deferred Compensation Account with respect to deferred Salary and/or Incentive Payments, and deemed earnings calculated thereon.

ARTICLE VI

Distributions and Withdrawals

Section 6.1. Time of Distribution.

(a)    If a Participant has a Separation from Service for any reason other than death, the value of his Account shall be distributed in accordance with his Payment Option Election as follows:
(i)    in a lump sum payment within forty-five (45) days after the Participant’s Separation from Service, with the value of his Account being determined and fixed on the distribution date; or
(ii)    in five (5) annual installments (i.e., 1/5th, 1/4th, 1/3rd, etc.), which are to be treated as a series of separate payments, payable on the last business day of January with the first installment commencing on the last business day of January after the end of the calendar year in which the Participant has a Separation from Service, with the value of his Account being determined and fixed on the relevant distribution date. For purposes of computing the amount of the annual installments provided for in this Section, the provisions of subsection (d) below shall apply; or
(iii)    in ten (10) annual installments (i.e., 1/10th, 1/9th, 1/8th, etc.), which are to be treated as a series of separate payments, payable on the last business day of January with the first installment commencing on the last business day of January after the end of the calendar year in which the Participant has a Separation from Service, with the value of his Account being determined and fixed on the relevant distribution date. For purposes of computing the amount of the annual installments provided for in this Section, the provisions of subsection (d) below shall apply;
Notwithstanding anything herein to the contrary, if a Participant is a Specified Key Employee, no amount payable to him under this Section 6.1(a) upon his Separation from Service shall be paid to him before the date immediately after the expiration of the six-month period following his Separation from Service.

(b)    If the Participant has a Separation from Service on account of his death, or if the Participant incurs a Disability while employed by the Employer, the Participant or his Beneficiary shall receive the value of his Account in a lump sum as soon as administratively practical after his date of death or Disability, with the value of his Account being determined and fixed on the distribution date.

(c)    If a Participant elects to receive payment of any portion of his Account as a Scheduled In-Service Distribution, he shall receive the value of that portion of his Account in a lump sum within forty-five (45) days after the end of the Deferral Period, with the value of such portion being determined and fixed on the distribution date. Notwithstanding the foregoing, in the event a Participant has a Separation from Service with the Employer prior to the time at which the Scheduled In-Service Distribution is to be paid, the Participant’s Account shall be distributed in a lump sum as provided in Section 6.1(a)(i).

(d)    In determining the amount of any individual distribution pursuant to this Article, the Participant’s Account shall continue to be credited with deemed earnings or losses, if any, pursuant to Section 4.2 of the Plan until the valuation date used in determining the amount of such distribution. In determining the value of a Participant’s remaining Account following an installment distribution from such Account or a partial distribution from such Account on account of Hardship, such distribution shall reduce the value of the Account as of the close of the valuation date used to determine the amount of such distribution. The amount to be distributed in connection with any installment payment shall be determiend by dividing the value of the Participant’s Account subject to such installment form of payment as of the distribuion date used to determine the amount of such distribution (determined before reduction of the Account as of such valuation date in accordance with the preceding sentence) by the remaining number of installments to be paid from such Account.

(e)    In the event a Participant who elects to have his Account paid in installments dies prior to the receipt of all such installment payments, his Beneficiary shall receive the value of his unpaid Account in a lump sum payment as soon as administratively practical after the Participant’s date of death, with the value of his Account being determined and fixed on the distribution date.

(f)    Notwithstanding any Payment Option Election or anything contained herein to the contrary, the Employer may, in its sole and absolute discretion, commence the distribution, or accelerate the distribution, of a Participant’s Account, to the extent and under the circumstances such acceleration is permitted by Section 1.409A of the Treasury Regulations. The Participant shall not have any election, direct or indirect, with respect to any exercise of such discretion by the Employer.

Section 6.2. Medium of Payment. Payment of any portion of the Participant’s Account attributable to Salary or Incentive Payment deferrals shall be made in cash, by wire transfer, or negotiable instrument, as determined by the Committee, in its sole and absolute discretion.

Section 6.3. Hardship Withdrawal.

(a)    Notwithstanding any other provision of the Plan to the contrary, a Participant shall be permitted to elect a withdrawal from his Account on account of a Hardship, subject to the following restrictions:

(i)A Participant’s election to request a withdrawal on account of a Hardship shall be made by contacting the Committee.
(ii)The Committee shall have made a determination, in it sole and absolute discretion, that the requested withdrawal is on account of a Hardship. The Committee shall make its determination as to whether or not a requested withdrawal is on account of a Hardship within 60 days (or such other number of days that is necessaary if special circumstances warrant additional time) after the Committee receives the request for withdrawal filed pursuant to clause (i) above.
(iii)If the Committee determines that the Participant has had a Hardship eligible for a withdrawal, any outstanding Deferral Election by the Participant shall be terminated and the Participant will not be eligible to file a new election until the end of the following year (which would be applicable to Salary and/or an Incentive Payment earned in the subsequent year, as provided in Sections 3.1 and 3.2).
(iv)The amount determined by the Committee as a withdrawal on account of a Hardship shall be paid in a single cash lump sum by the end of the calendar month in which (or, if later, within seven days after) the Hardship request is approved by the Committee. This amount shall not exceed the amount reasonably necessary to satisfy the Hardship need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determination of amounts reasonably necessary shall take into account any additional compensation that is available due to cancellation of a Deferral Election upon the Hardship withdrawal.
(v)The Committee shall have the right to require a Participant to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of a Hardship.

(b)     For purposes of this Section, “Hardship” means an “unforeseeable emergency,” as defined in Section 1.409A-3(i)(3) of the Treasury Regulations, that constitutes a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the reasonable control of the Participant. The circumstances that will constitute a Hardship will depend on the facts provided by a Participant but, in any case, payment may not be made to the extent that such Hardship is or may be relieved

(i)    Through reimbursement or compensation by insurance or otherwise;

(ii)    By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)    By ceasing to defer Salary and/or Incentive Payments under the Plan.

Section 6.4. Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the Plan shall terminate and the total amount credited to each Participant’s Account shall be paid to him in a lump sum within thirty (30) days from the date of such Change in Control with the value of his Account being determined and fixed on the distribution date; provided, however, if such payment is not made within such 30‑day period, the value of his Account shall be fixed and determined as of the date of the Change in Control and shall be credited with interest from the date of such Change in Control until the actual payment date at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the Change in Control occurred.

Section 6.5. Section 162(m) Compliance. Notwithstanding Sections 6.1 through 6.4 of this Plan, Plan distributions may be delayed in accordance with the special rule in Treas. Reg. §1.409A-2(b)(7)(i) (the “162(m) Provision”). The 162(m) Provision’s special rule permits distributions to be delayed to the extent the Employer reasonably anticipates that, if the distribution were made as otherwise scheduled, the Employer’s deduction for the distribution would not be permitted as a result of Code Section 162(m). Use of the 162(m) Provision’s special rule is subject to conditions, including:

(a)     The Employer must treat all similarly situated employees on a reasonably consistent basis,

(b)     If the Employer delays a Plan distribution under the 162(m) Provision, the Employer must delay all payments of deferred compensation to a Participant (including payments under other arrangements) that (i) could be delayed under the 162(m) Provision, and (ii) are scheduled to be paid to the Participant in the same tax year in which the delayed distribution was scheduled to be paid, and

(c)    Distribution must be made in accordance with the schedule specified in the 162(m) Provision (including any applicable six-month delay) once a distribution would be deductible taking into account Code Section 162(m).

Section 6.6. Section 16 Compliance.

(a)    This Plan is intended to be a formula plan for purposes of Section 16 of The Securities Exchange Act of 1934, as amended from time to time (the “Act”). Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Board or Compensation & Benefits Committee of the Board (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation & Benefits Committee of the Board, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b)    This subsection (b) shall govern the distribution of a deferral that (i) is wholly or partly deemed invested in Company stock at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) was not covered by an agreement, made at the time of the Participant’s original deferral election, that any deemed investments in Company stock would, once made, remain in that fund until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the deemed investment in Company stock would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s deemed investment in Company stock (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s deemed investment in Company stock in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(i)In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s deemed investment interest in Company stock in connection with the distribution, and

(ii)The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the deferral related to the distribution is no longer deemed invested in Company Stock or when the time between the liquidation and an opposite way transaction is sufficient.

Section 6.7. Rabbi Trust.

(a)    Notwithstanding any provision herein to the contrary, the Employer reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan so long as the funding of any such trust is permitted under Section 409A; provided, however, that upon the occurrence of a “Potential Change in Control” of the Company, as defined below, the appropriate officers of the Company are authorized to make transfers to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Participants required pursuant to Section 6.4 in the event of a Change in Control of the Company; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Employer’s obligations under this Plan to the extent made from such trust fund.

(b)    For the purposes of this Plan, “Potential Change in Control” means:

(i)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

(ii)any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;
(iii)any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing nine and one-half percent (9.5%) or more of the combined voting power of the Company’s then outstanding securities, increases such person’s beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person; or
(iv)the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.

ARTICLE VII

Nature of Employer’s Obligation

Section 7.1. Right to Assets. The rights of the Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Employer. The Participant, any Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Employer those payments so specified under this Plan. The Participant, any Beneficiary, or any other person claiming through the Participant shall have no rights or interests whatsoever in any asset of any Employer, including any insurance policies or contracts that the Employer may possess or obtain to fund its obligation under this Plan. Any asset used or acquired by the Employer in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of any Employer. Any such asset shall be, and remain, a general, unpledged, and unrestricted asset of the Employer.

Section 7.2. Employer’s Obligation. The benefits provided by this Plan are unfunded. All amounts payable under this Plan will be paid from the general assets of the Employer. The Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Participant, his Beneficiary or any successor in interest to him shall be and remain simply a general unsecured creditor of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Employer reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Employer decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Employer reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of any Employer.

ARTICLE VIII

Plan Administration

Section 8.1. Committee.

(a)    In General. This Plan shall be administered by the Committee. Unless the Plan expressly provides otherwise, the Committee has the discretionary authority, control and responsibility over the management and administration of the Plan, including, but not limited to, the exclusive right to determine any question arising under the Plan or in connection with its administration (including eligibility for benefits) and the right to construe and interpret the provisions of the Plan (including disputed or doubtful terms). The Committee shall have full power and authority to determine any and all questions arising in connection with the Plan, including its interpretation, and may adopt procedural rules and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be final, binding and conclusive upon all persons or parties interested or concerned. Benefits under the Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Committee’s discretionary authority under the Plan shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

(b)    Records and Reports. The Committee shall keep a record of its proceedings and actions and shall maintain all books of account, records and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefor.

(c)    Payment of Expenses. The Employer shall pay all expenses of administering the Plan. Such expenses shall include any expenses incident to the functioning of the Committee.

(d)    Indemnification for Liability. The Company shall indemnify the members of the Committee and the employees of any Employer to whom the Committee delegates duties under the Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

(e)     The Committee may also adopt rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of local laws and procedures, and adopt sub-plans applicable to particular subsidiaries or locations.

Section 8.2. Claims Procedure. The procedure for presenting claims under the Plan and appealing denials thereof shall be as set forth in Appendix A, attached hereto.

ARTICLE IX

Amendment and Termination

Section 9.1 Reservation of Right. The Board may, at any time or from time to time, amend or modify this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant or Beneficiary, provided, that any such amendment or termination shall not impair the right of any Participant or any Beneficiary of any then deceased Participant to receive amounts deferred hereunder prior to such amendment or termination without the consent of such Participant or such Beneficiary. Furthermore, no such amendment or termination shall affect any outstanding Deferral Election or Payment Option Election unless the Plan is liquidated in accordance with Section 409A. The Board may cause the Company to liquidate the Plan in compliance with the restrictions set forth in Section 1.409A-3(j)(4) of the Treasury Regulations. In addition, the Compensation & Benefits Committee of the Board may at any time or from time to time amend or modify this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant or Beneficiary, provided, however, that the Compensation & Benefits Committee of the Board may not amend the Plan (i) to increase the amount actually credited, or to increase the amount to be credited, to the Account of a Participant, or (ii) to make a change that the Board would not be permitted to make pursuant to the preceding sentence of this Section 9.1. The Compensation & Benefits Committee of the Board is authorized to delegate all or any portion of its amendment authority with respect to the Plan. Any amendment by the Board or the Compensation & Benefits Committee of the Board or the delegate of the Compensation & Benefits Committee of the Board shall be effective only to the extent such amendment does not cause the terms of the Plan or any amount deferred hereunder to violate the provisions of Section 409A or Section 1.409A of the Treasury Regulations.

ARTICLE X

Miscellaneous

Section 10.1. Non-Assignability.

(a)     In General. Except as provided by subsection (b) below, benefits payable under the Plan and the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company. The Plan and the Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

(b)    Domestic Relations Orders. Notwithstanding subsection (a) above, the Plan shall comply with the terms of a domestic relations order that the Committee has approved pursuant to the domestic relations order procedures maintained by the Committee for this purpose (the “DRO Procedures”). If a party submits a domestic relations order to the Committee for approval under the Plan, the Committee shall determine whether or not the domestic relations order meets the requirements for approval specified by the DRO Procedures. If the Committee determines that the domestic relations order meets the requirements for approval specified by the DRO Procedures, the Committee shall approve and comply with the terms of the domestic relations order. Any payment of a Participant’s Plan benefits to a party other than the Participant pursuant to the terms of an approved domestic relations order shall be charged against and reduce the Participant’s benefits under the Plan; all determinations of benefits under the Plan shall be made with this principle in mind such that there is no duplication of benefits. Neither the Plan, the Company, any other Employer, the Board, the Committee, nor any other party shall be liable in any manner to any person, including but not limited to any Participant or Beneficiary, for complying with the terms of an approved domestic relations order.

Section 10.2. No Fiduciary Relationship. Neither the establishment and maintenance of this Plan, nor any action taken by the Committee, shall create or be deemed to create a trust or fiduciary relationship of any kind between any Employer and the Participants, their Beneficiaries, or any other person.

Section 10.3. Benefits Not Compensation. Benefit payments to Participants under this Plan shall not be deemed to be salary or other compensation for purposes of computing benefits to which a Participant may be entitled under any other employee pension or welfare benefit plan established or maintained by any Employer.

Section 10.4. No Employment Contract. The establishment and maintenance by the Employer of this Plan shall not constitute a contract with, or a guaranty of employment to, any Participant and the Employer retains the right to terminate the employment of any Participant for any reason and at any time.

Section 10.5. Governing Law. This Plan shall be construed in accordance with and governed by applicable federal law and, to the extent not preempted by federal law, the laws of the State of New Jersey.

Section 10.6. Payment to Representatives. If a Participant entitled to receive any benefits hereunder is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such persons as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

Section 10.7. Timing of Payments. If the Committee is unable to make the determinations required under this Plan in sufficient time for payments to be made when due, the Committee shall make the payments upon the completion of such determinations, to the extent permitted under Section 1.409A of the Treasury Regulations. The Committee may, at its option, make provisional payments, subject to adjustment, pending such determinations.

Section 10.8. Withholding. In addition to the rights granted to the Employer under Section 3.7 above, the Employer shall have the right to deduct from any amount deferred or any payment of a benefit hereunder, any amount required to satisfy its obligation to withhold federal, state and local taxes, fees or other similar liabilities.

Section 10.9. Notice. Any notice required or desired to be given to the Employer or to a Participant hereunder shall be given in writing. Any such notice to the Employer shall be addressed to the “Compensation & Benefits Committee” at the Company’s then executive headquarters office, and any such notice to a Participant or his Beneficiary or representative may be addressed to the address set forth in the personnel records of the Employer or at such address designated from time to time by such Participant. Any such notice shall be sufficiently given by personal delivery thereof or by mailing the same, postpaid, addressed to the party to whom such notice is being given as herein specified, and the date of such personal delivery or mailing shall be deemed to be the date such notice is given.

Section 10.10. Designation of Beneficiary. Upon the execution of a Deferral Election, the Participant shall designate in writing, signed by the Participant and filed with the Employer during the Participant’s lifetime, the individual, trust or estate who shall be the Beneficiary in the event that because of such Participant’s death, payments under this Plan are to be made to such Beneficiary. An incomplete Beneficiary designation, as determined by the Committee, shall be void and of no effect. Such designation may be changed at any time by the Participant by a similar writing delivered to the Employer during such Participant’s lifetime.

Section 10.11. Gender and Number. The masculine pronoun wherever used shall include the feminine. Wherever words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

Section 10.12. Titles and Headings. The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

Section 10.13. Section 409A Compliance. All amounts credited to each Participant’s Deferred Compensation Account or otherwise credited or accrued under this Plan are deferred compensation and subject to Section 409A. This Plan is intended to comply with that provision of the Code and all guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Section 409A requirements, any affected Participant or Beneficiary shall fully cooperate with the Employer to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Section 409A or to Section 1.409A of the Treasury Regulations shall be interpreted to refer to any successor section of the Code, the Treasury Regulations or other guidance issued by the U.S. Internal Revenue Service, as appropriate.

IN WITNESS WHEREOF, the Compensation & Benefits Committee of the Board has
caused this document to be executed by the undersigned authorized officer of the Company this
7th day of December, 2016.

/s/ James Geoghan
Name:	James Geoghan
Title:	Chair, Plan Benefits Committee

Appendix A - Claims Procedures

The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:
(a)Filing of Claims. Any Participant or Beneficiary, or his authorized representative, (the “claimant”) may file a written claim for a Plan benefit with the Committee or its delegated and authorized representative which is responsible for the administration of the Plan (the “Committee”) Claims shall be determined in accordance with the terms of the Plan, which will be applied consistently with respect to similarly situated claimants. Claimants must use and exhaust the Plan’s administrative claims and review procedure before bringing suit in either state or federal court. Any claim to a portion of a Participant’s Plan benefit that is filed in connection with the Participant’s death must be received by the Committee at least 14 days before any such amount is distributed. Any claim received thereafter is untimely and shall be unenforceable against the Plan, the Company, the Committee or any other party acting for one or more of them.
(b)Claims for Benefits Not Based on Disability. The Committee will give each claimant’s request for benefits a full and fair review. If the Committee denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within ninety (90) days after receipt of the claim by the Committee unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original ninety (90) day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Committee expects to render a decision. In no event may the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.
If a claim is denied, the written notice will contain the following information:
(i)    the specific reason or reasons for the denial;
(ii)    specific reference to the pertinent Plan provisions on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary; and
(iv)    a description of the Plan’s review procedures and applicable time limits and a statement that the claimant has the right to bring a civil action under ERISA Section 502(a), following an adverse benefit determination on review.
If a claim is denied, the claimant may file for a review as described in the following subsection (c).
(c)Right of Review of Claim for Benefits Not Based on Disability. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Committee issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Committee. Such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

A decision shall be rendered by the Committee no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting, in which case the decision shall be rendered not later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review. If such an extension is required, the Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to commencement of the extension. The Committee will notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the determination is made.
Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:
(i)    the specific reason or reasons for the denial;
(ii)    specific reference to the pertinent Plan provisions on which the denial is based;
(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
(iv)    a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
(d)Claim for Benefits Based on Disability. Any claim for benefits based on Disability will be reviewed under an expedited process similar to the one described above for regular claims. A claim is considered to be “based on Disability” if a Participant must be Disabled within the meaning of the Plan in order to receive the benefit.

A claimant must make a written claim for benefits based on Disability to the Committee. The Committee will give each claimant’s request for benefits a full and fair review. If the Committee denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim by the Committee unless the Committee determines that an extension is necessary due to matters beyond its control, in which case written notice of an extension for up to thirty (30) days will be furnished to the claimant prior to the end of the initial forty-five (45) day period. If, prior to the end of the first thirty (30) day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Committee notifies the claimant, prior to the expiration of the first thirty (30) day extension period. Any notice of extension shall indicate the special circumstances which make the postponement appropriate and the date by which the Committee expects to render a decision. Any notice of extension will explain the standards on which entitlement to a benefit are based, the unresolved issues that prevent the Committee from making a decision, and the additional information needed by the Committee to resolve those issues. The claimant will have at least forty-five (45) days to furnish that information after receipt of the notice. In no event may an extension exceed a total of one hundred and five (105) days from the date of the original receipt of the claim.
If a claim is denied, the written notice will contain the following information:
(i)    the specific reason or reasons for the denial;
(ii)    specific reference to the pertinent Plan provisions on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary;
(v)appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review and that the claimant has the right to bring a civil action under ERISA Section 502(a), following an adverse benefit determination on review;
(vi)a statement describing any internal rule, guideline, protocol, or other similar criterion that was applied upon in making the adverse determination, or that a copy of it will be provided free of charge to the claimant upon request;
(vii)if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
If a claim is denied, the claimant may file for a review as described in the following subsection (e).
(e)Right of Review of Claim for Benefits Based on Disability. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Committee issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Committee. Such written request must be received by the Committee within one hundred and eighty (180) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial adverse benefit determination and that will be conducted by the Committee. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination will be identified to the claimant, without regard to whether the advice was relied upon in making the benefit determination. Any health care professional engaged for purposes of a consultation shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the review, nor the subordinate of any such individual.

A decision shall be rendered by the Committee within forty-five (45) days after the receipt of the request for review. However, where special circumstances outside of the Committee’s control make a longer period for decision necessary or appropriate, the Committee’s decision may be postponed on written notice to the claimant (prior to the expiration of the initial forty-five (45) day period) for an additional forty-five (45) days. Such notice shall describe the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. In no event shall the Committee’s decision be rendered more than ninety (90) days after the receipt of the request for review.
Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits based on Disability is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:
(i)    the specific reason or reasons for the denial;
(ii)    specific reference to the pertinent Plan provisions on which denial is based;
(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(iv)     a statement of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about the procedures and to bring a civil action under ERISA Section 502(a);
(v)     a statement describing any internal rule, guideline, protocol, or other similar criterion that was applied upon in making the adverse determination, or that a copy of it will be provided free of charge to the claimant upon request;
(vi)     if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
(vii)     the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
(f)Review in Court. Any claim that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Committee. Before filing any claim, the claimant must first fully exhaust all the claimant’s rights under the claims procedures of this Appendix A. A claimant who fails to request a review of a denied claim by the Committee within the permissible time period specified above shall lose his right to seek review of the denied claim by a court, arbitrator or other tribunal.

(g)    Limitations on Actions7.6    Limitations on Actions. Any claim filed under the Plan and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, former Participant, Beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within one year of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Committee on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this one-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Article shall have no effect on this one-year time frame.

(h)    Restriction on Venue. Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in subsection (g) above) shall only be brought or filed in the United States District Court for the District of New Jersey.

FIRST AMENDMENT TO THE
THE DUN & BRADSTREET CORPORATION
KEY EMPLOYEES’ NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2017)

THIS FIRST AMENDMENT to The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan (As Amended and Restated Effective January 1, 2017) (the “Plan”) is effective January 1, 2017 (the “Effective Date”).

WITNESSETH:

WHEREAS, The Dun & Bradstreet Corporation (the “Corporation”) sponsors the Plan and has delegated authority to the Compensation & Benefits Committee of the Board of Directors of the Corporation (the “Committee”) to amend the Plan; and

WHEREAS, the Committee has approved an amendment and restatement of the Plan effective January 1, 2017 (the “Restatement”);

WHEREAS, the Committee has approved a further amendment to the Plan to suspend deferrals under the Plan with respect to compensation earned after December 31, 2016;

NOW, THEREFORE, the Plan be, and it hereby is, amended as follows effective January 1, 2017, immediately following the Restatement:

1.    Article III of the Plan is amended by inserting the following new Section 3.8 at the end hereof:

“Section 3.8. Suspension of Deferral Elections. Notwithstanding any other provision of this Plan, no Employee or Participant shall be permitted to defer the receipt of any portion of his Salary or Incentive Payment earned in any calendar year subsequent to 2016. As a result, the last deferral elections permitted under the Plan were made with respect to Salary earned and payable in 2016 and Incentive Payments earned in 2016 and payable in 2017. The Plan will be administered in accordance with its terms with respect to amounts deferred pursuant to deferral elections made prior to the suspension of deferral elections.”

IN WITNESS WHEREOF, the Committee has caused this First Amendment to be executed by the undersigned authorized officer of the Corporation this 7th day of December, 2016.

/s/ James Geoghan
Name:	James Geoghan
Title:	Chair, Plan Benefits Committee

1